Registration No. ____________



                       SECURITIES AND EXCHANGE COMMISSION

                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                                  VIZACOM INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                     22-3270045
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


        Glenpointe Centre East, 300 Frank W. Burr Boulevard, 7th Floor,
                           Teaneck, New Jersey 07666
                                 (201) 928-1001
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Mark E. Leininger
                      President and Chief Executive Officer
                                  Vizacom Inc.
                             Glenpointe Centre East
                           300 Frank W. Burr Boulevard
                                    7th Floor
                            Teaneck, New Jersey 07666
                                 (201) 928-1001
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Neil M. Kaufman, Esq.
                             Kaufman & Moomjian, LLC
                   50 Charles Lindbergh Boulevard - Suite 206
                          Mitchel Field, New York 11553
                                 (516) 222-5100

                                 --------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 --------------

                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed           Proposed
                                             Amount to            maximum            maximum             Amount of
Title of each class                              be           offering price        aggregage         registration
securities to be registered                  registered          per unit         offering price          fee
Common Stock, par value $.001 per share
per share (the "Common Stock") . . . . .     1,359,090         $3.5625 (1)       $4,841,758.12 (1)      $1,278.22

Common Stock issuable upon exercise of
Advisor Warrants (2) . . . . . . . . . .       100,000          $1.125 (3)         $112,500.00 (3)         $29.70

Common Stock issuable upon exercise of
YG Warrants (2). . . . . . . . . . . . .        25,000           $2.00 (3)          $50,000.00 (3)         $13.20

Common Stock issuable upon exercise of
Sinclaire Warrants (2) . . . . . . . . .       100,000           $2.00 (3)         $200,000.00 (3)         $52.80

Common Stock issuable upon exercise of
Consultant Warrants (2)  . . . . . . . .       225,000           $2.00 (3)         $450,000.00 (3)        $118.80

Common Stock issuable upon exercise of
Placement Warrants (2) . . . . . . . . .       129,101           $2.75 (3)         $355,027.75 (3)         $93.73

TOTAL. . . . . . . . . . . . . . . . . .                                                                $1,586.45

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based upon a per share last sale price for the Common Stock on December 13, 1999.

(2)  Pursuant  to  Rule  416,   there  are  also  being   registered   such
     indeterminable number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions contained in the Advisor
     Warrants, YG Warrants, Sinclaire Warrants, Consultant Warrants and Placement Warrants.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) promulgated under the Securities Act.

                                 --------------


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

              SUBJECT TO COMPLETION, DATED ______________ ___, 1999
                             PRELIMINARY PROSPECTUS


                                  VIZACOM INC.

                        1,938,191 Shares of Common Stock


     This prospectus is part of a registration statement filed by Vizacom Inc. with the SEC using the "shelf" registration process. The registration statement covers 1,938,191 Shares of our common stock, par value $.001 per share. The Shares include 1,359,090 shares of common stock that are currently outstanding and 579,101 shares of common stock underlying outstanding Derivative Securities, which are options and warrants. The Shares may be offered and sold from time to time by Selling Securityholders and any pledgees and donees of the Shares and Derivative Securities. Information regarding the identities of the Selling Securityholders, the manner in which they acquired their Shares and Derivative Securities and the manner in which the Shares are being offered and sold is provided in the "Selling Securityholders" and "Plan of Distribution" sections of this prospectus.

     We will not receive any of the proceeds from the sale of the Shares and Derivative Securities, other than the exercise price, if any, to be received upon exercise of the Derivative Securities. We have agreed to bear all of the expenses in connection with the registration and sale (other than commissions) of the Shares, which expenses we estimate to be $50,000.00.

     Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "VIZY" and listed on the Boston Stock Exchange under the symbol "VZM." On December 13, 1999, the last sales price for our common stock, as reported by Nasdaq, was $3-9/16 per share.

                                 --------------

     The securities offered in this prospectus involve a high degree of risk. You should carefully read and consider the "Risk Factors," commencing on page 6 for information that should be considered in determining whether to purchase any of the securities.

--------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                The date of this prospectus is ___________, 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     THE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.


                       WHERE YOU CAN FIND MORE INFORMATION

     Government Filings. We are subject to the information reporting requirements of the Securities Exchange Act of 1934. As such, we file annual, quarterly and special reports, proxy statements and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. You may also obtain copies of such material by mail from the public reference facilities of the SEC's Washington, D.C. offices, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding companies, including us, that file electronically with the SEC at the address "http://www.sec.gov."

     Stock Market. Our common stock is listed on The Nasdaq SmallCap Market and the Boston Stock Exchange. Material filed by us can also be inspected and copied at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006, and the Boston Stock Exchange, at One Boston Place, Boston, Massachusetts 02108.

     Vizacom. Most of our SEC filings are also available to you at our web site at "http://www.vizacom.com." Further, we will provide you without charge, upon your request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this Prospectus or the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

                                  Vizacom Inc.
                    Attention: Investor Relations Department
                             Glenpointe Centre East
                           300 Frank W. Burr Boulevard
                                Box 18, 7th Floor
                            Teaneck, New Jersey 07666
                        Telephone number: (201) 928-1001

     Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that:

     -    incorporated documents are considered part of this prospectus,
     - we can disclose important information to you by referring you to those documents, and
     - information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

     1. Our Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1998,

     2.   Our  Quarterly  Report on Form 10-QSB,  for the quarter  ended March
          31, 1999,

     3.   Our Current Report on Form 8-K (Date of Report: June 8, 1999),

     4.   Our Current Report on Form 8-K (Date of Report: July 1, 1999),

     5.   Our  Quarterly  Report on Form 10-QSB,  for the quarter  ended
          June 30, 1999,

     6. Our Quarterly Report on Form 10-QSB, for the quarter ended September 30, 1999, and

     7.   The   description  of  the  Common  Stock  contained  in  our
          Registration Statement on Form 8-A, declared effective on December 6, 1995, including any amendment(s) or report(s) filed for the purpose of updating such description.


                                   THE COMPANY


     We make and sell computer software products for both the United States domestic and international markets and have entered into the e-commerce and Internet services business initially through our Internet web site VisualCities.com. and by offering e-commerce services through our call centers. Most of our software products are visual communication tools, comprised of:
     -    desktop publishing,
     -    presentation graphics, and
     -    graphics/drawing
software for the corporate, SOHO and consumer markets. Our web site, VisualCities.com, focuses on content and e-commerce associated with these visual communication tools.

     Our software products are intended to allow the user to improve the visual and graphical appeal as well as the overall effectiveness of documents and digital images produced by either our or third parties' desktop publishing, web publishing, presentation graphics, e-mail, word processing and other similar applications and products. We currently offer twenty-eight products that operate on:
     -    Windows(R)98,
     -    Windows 95,
     -    Windows NT(R),
     -    Windows 3.1, and
     -    DOS
operating systems for IBM personal computers and compatibles.

     We also sell software products together with certain computer hardware, such as:
     -    "mouse pens,"
     -    new personal computers, and
     -    digital cameras.

     We have established a multi-channel distribution system utilizing:
     -    direct mail,
     -    telemarketing,
     -    retail,
     -    corporate,
     -    original equipment manufacturer (OEM), and
     -    the Internet
sales channels.

     We currently derive substantially all of our sales from software and hardware products sold directly to end-users by our direct mail and telemarketing centers, and to retailers, distributors and corporate purchasers by our internal sales force and independent sales representatives. We estimate that approximately 91% of our net sales for the nine months ended September 30, 1999 were generated through our direct sales and telemarketing efforts, compared to 83% of our net sales for the period ended September 30, 1998.

     North America and international net sales for the three and nine months ended September 30, 1999 and 1998 were as follows:

                                  Three Months Ended September 30,              Nine Months Ended September 30,
                              ----------------------------------------      --------------------------------------
                                      1999                 1998                    1999                  1998
                              -------------------  -------------------      -------------------   ----------------
                                 Amount       %       Amount       %           Amount        %        Amount     %
                                 ------      ---      ------      ---          ------       ---       ------    ---
North America. . . . . .      $ 1,584,050     36   $ 2,013,761     48       $ 5,073,298      37    $ 5,844,355   48
International. . . . . .        2,786,186     64     2,209,564     52         8,594,653      63      6,381,949   52
                              -----------    ---   -----------    ---       -----------     ---    -----------  ---
Net sales  . . . . . . .      $ 4,370,236    100   $ 4,223,325    100       $13,667,951     100    $12,226,304  100
                              ===========    ===   ===========    ===       ===========     ===    ===========  ===

     We believe that end users are continuing to migrate from the Windows 3.1 and Windows 95 environments to the Windows NT and Windows 98 platforms and to Internet computing. We expect increased competition, including price competition, in the computer software and hardware markets in the future. Several of our competitors sell suites of products which include products that directly compete with our software products. We believe that these offerings of product suites have and will continue to adversely affect sales of our products as the individual products within the suites continue to gain increased levels of inter-operability and functionality. We currently do not offer a suite of general purpose office software products; however, we currently offer one product suite, Serif Publishing Power Suite, as well as products that complement competitive suite products.

     We are currently substantially dependent upon sales of our Serif line of software programs. Microsoft Corporation, Corel Corporation, Adobe Systems and others sell products targeted for substantially the same market as the Serif product line, some of which are included in product suites.

     Our VisualCities.com web site is a niche Internet commerce network which provides targeted information, content, goods and services to visual communication users. We intend to utilize this web site to sell our products and create a gathering place or community for individuals with interest in visual communication products.

     We believe that in order to increase net revenues, we must:
     - continue to internally develop and introduce new technologies and products,
     - obtain additional technologies and products through strategic alliances and acquisitions, and
     - introduce new marketing strategies, to include strengthening our marketing through e-commerce and the Internet.

     Any inability or delay in executing these strategies, difficulties encountered in introducing new products or marketing programs, or failures of our current and future products to compete successfully with products offered by other vendors, could adversely affect our performance.

     Our  growth is expected to require:
     -    increases in the number of  employees,
     -    expansion of our e-commerce and Internet sites,
     -    expenditures  for new product   development,
     -    the  acquisition  of  product   rights,
     -    the acquisition  of  e-commerce  service  providers,
     -    sales and  marketing expenses, and
     -    increased general and administrative expenses.

Business Strategy

     We have begun implementing a strategy that includes becoming a fully integrated provider of e-commerce services by capitalizing on our core competencies, as well as through complementary acquisitions. This strategy is summarized below.

VisualCities.com

     We recently launched our VisualCities.com Internet commerce network. We hope to leverage our:
     -    large installed base of customers,
     -    direct marketing capabilities, and
     -    international brand recognition
to draw users to this web site and to promote commercial transactions.

     We intend to ultimately offer the VisualCities.com user focused content within a studio-based format reflecting seven visual communications markets:
     -    digital  imaging,
     -    animation,
     -    art  gallery,
     -    drawing,
     -    presentation graphics,
     -    desktop publishing, and
     -    web publishing.
Four of these studios are currently included in the web site. We expect this web site to achieve full functionality by January 2001.

     We envision that our VisualCities.com web site will generate revenue from a number of sources, including:
     -    links to other web sites,
     -    sale of our own and third party products,
     - brokerage of images, including photos, digital art, clip-art and traditional media art, as well as other content,
     -    advertising, and
     -    other ancillary services related to the visual communication toolset.

E-Commerce Services

     We believe there is an accelerating need for companies to provide e-commerce services to Internet business owners. These services include the ability to cure the customer service frustrations that presently exist on the Internet by providing a human interface between the Internet business and its customers. We further believe that we can become a major back office customer and technical service provider, as well as a provider of other necessary services, to Internet e-commerce businesses by leveraging our international brand recognition and core competencies, which include:

     -    International Call Centers and Warehouse Fulfillment Capabilities:
          We have call centers and fulfillment operations in the United States and Europe which can be used to provide multi-lingual customer services to our customers and third parties;

     - Provider of Call Center Technology Services: We are becoming a provider of click-through technology services that provides a web user access to a live person for assistance on the web through on-line chat or real time audio and/or video; and

     - Direct Marketing Services: Our core software and direct marketing business utilizes in-house expertise to elicit responses
          to our   international   call   centers   from   our   direct
          marketing  advertisements.

     In addition to the above, we intend to market our core competencies in:
     -    direct marketing,
     -    telemarketing,
     -    sales,
     -    customer and technical service, and
     -    fulfillment capabilities
to the e-commerce community.

     We believe that, by providing a greater spectrum of web capabilities, we will broaden our appeal to become a leading web service provider. In connection with that strategy, we have expanded our multi-lingual call center in Aachen, Germany and intend to make strategic acquisitions, both domestically and internationally, including the acquisition of one or more companies engaged in the businesses of:
     - building Internet web sites and digital businesses through the use of new media,
     - designing and integrating of Internet, intranet and extranet systems and networks, and
     -    designing and implementing Internet backbones.

     On a combined basis, we expect to be able to provide a fully integrated range of e-commerce services, including:
     -    web site design,
     -    e-business building and incubation,
     -    Internet backbone design and  implementation,
     -    direct marketing  services,
     -    customer and technical support services, and
     -    fulfillment.

Proposed Acquisitions

     We have entered into a letter of intent, dated October 29, 1999, to acquire Renaissance Computer Art Center Inc., d/b/a Renaissance Multimedia, a New York City-based digital communication company focusing on building Internet web sites and digital businesses through the use of new media. We expect to engage in a merger transaction with Renaissance Multimedia, pursuant to which the current stockholders of Renaissance Multimedia will receive an aggregate of $250,000 in cash and a number of shares of our common stock equal in value to $1,750,000, based on the value of our common stock for the twenty trading days immediately prior to the closing of such transaction. The closing of this proposed merger transaction is subject to the completion of due diligence by each of the parties to the transaction, the negotiation and execution of a definitive merger agreement (and all ancillary documents, instruments and agreements contemplated thereby), and the parties' compliance with customary conditions to the closing.

     We also have signed a non-binding letter of intent to acquire a designer and integrator of Internet, intranet and extranet systems and networks. This letter of intent constitutes a statement of intention only, and is not a binding commitment. The closing of this proposed merger is subject to the completion of due diligence by each of the parties to the transaction, the negotiation and execution of a definitive merger agreement (and all ancillary documents, instruments and agreements contemplated thereby), and the parties' compliance with customary conditions to the closing. During the period of due diligence and prior to the execution and delivery of such a merger agreement, either party may unilaterally terminate the negotiations for any reason whatsoever, or without reason.

Formation; Historical Background

     Our company was incorporated in Delaware on December 23, 1993, and succeeded to the business of our predecessor New Jersey corporation, which was formed on July 20, 1992. In July 1996, we acquired Serif Inc. and Serif (Europe) Limited, which significantly expanded our product line to include desktop publishing and drawing titles Serif PagePlus and Serif DrawPlus, among others. In December 1996, we acquired all of the outstanding capital stock of Software Publishing Corporation, as a result of which our product line expanded further to include

SPC's presentation graphics and other visual communications and business productivity software products, including Harvard Graphics. We continue to operate the Serif companies and SPC as wholly-owned subsidiaries. Since January 1998, the operations of SPC have been significantly reduced.

Principal Offices

     Our principal executive offices are located at Glenpointe Centre East, 300 Frank W. Burr Boulevard, 7th Floor, Teaneck, New Jersey 07666; telephone (201) 928-1001. The Company maintains websites at www.vizacom.com, www.serif.com, www.harvardgraphics.com and www.visualcities.com.


                                  RISK FACTORS

     The securities offered in this Prospectus are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase any of the securities. Prior to making an investment decision, you should carefully read this Prospectus and consider, along with other matters referred to herein, the following risk factors.

We have incurred losses to date and there is no assurance that we will become profitable.

     We have been unprofitable since inception in July 1992 and may continue to incur operating losses in the future. For the year ended December 31, 1998, we had a net loss of approximately $2,407,000 and, for the nine months ended September 30, 1999, we had a net loss attributable to common stockholders of $3,093,000. Our operating losses may increase as we:
     -    develop our e-commerce services business,
     -    develop,  produce and  distribute  additional  products  and services,
     -    de-emphasize   other   products  and   services,
     - implement our growth strategy, which will include the investment required to accelerate the growth of acquired companies,
     -    develop our Internet  commerce  network,  and
     -    continue  to develop  our business.

     We may not be able to become profitable or, if we obtain profitability, we may thereafter not be able to maintain profitability.

     We have limited experience in e-commerce which could adversely affect our ability to compete.

     We have a limited operating history in e-commerce. Our company has only recently focused its resources on competing in the e-commerce market. Accordingly, there is little information on which you can base an evaluation of our new businesses and prospects. As an online commerce company, we face increased risks, uncertainties, expenses and difficulties. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, we must do the following:
     -    maintain and increase our number of users,
     -    maintain and grow our web  sites and  customer  operations,
     - continue to make transacting business through our web sites and services safer for users,
     -    maintain and enhance our brands,
     -    successfully execute our business and marketing strategy,
     - continue to develop and upgrade our technology and information processing systems,
     - continue to enhance our web sites and services to meet the needs of a changing market,
     -    provide superior customer service,
     -    respond to competitive developments,
     -    attract, integrate, retain and motivate qualified personnel, and
     - raise working capital to be able to compete effectively in the e-commerce market with well-funded competition.

     We may be unable to accomplish one or more of these things, which could cause our business to suffer. In addition, accomplishing one or more of these things might be very expensive, which could adversely affect our ability to obtain profitability and thereafter operate profitably.

Our failure to manage growth could harm us.

     We may experience a period of significant expansion in our headcount, facilities and infrastructure to address potential growth in our business operations and market opportunities and executing our strategies. We expect this expansion will continue to place a significant strain on our management, operational and financial resources. The areas that are put under severe strain by our rate of growth include the following:

     - VisualCities.com. and our other web sites. We may need to add new hardware, update software and add new engineering personnel to accommodate the anticipated increased use of our web sites. If we are unable to increase the capacity of our systems at least as fast as the growth in demand for this capacity, our web site may become unstable and may cease to operate for periods of time. Any unscheduled downtime could harm our business and also could anger users of our web site and reduce future revenues.

     - Customer Support. We must expand our customer support operations to accommodate the anticipated increased number of users and transactions on our web sites and to support our e-services products. If we are unable to hire and successfully train sufficient employees or contractors in this area, users of our web sites may have negative experiences and current and future revenues could suffer.

     - Customer Accounts. Our revenues are dependent on prompt and accurate billing processes. If we are unable to grow our transaction processing abilities to accommodate the anticipated increasing number of transactions that must be billed, our ability to collect revenue will be harmed.

Competition for Internet professional services is intense with low barriers to entry which may affect our business operations.

     The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. While relatively new, the market is already highly competitive and characterized by an increasing number of entrants who have introduced or developed products and services similar to those presently and anticipated to be offered by us. We expect competition not only to persist, but to increase. Increased competition may result in price reductions, reduced margins and loss of market share. The barriers to entry into certain of the fields in which we presently and intend to operate are also relatively low. As a result, we expect to face additional competition from new market entrants in the future. The market for our goods and services is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes. Existing or future competitors may develop or offer strategic Internet services that provide significant technological, creative, performance, price or other advantages over the services offered by us.

The inability to expand our systems may limit our growth.

     We seek to generate a high volume of traffic and transactions on our web sites and through our e-commerce service centers. The satisfactory performance, reliability and availability of our web sites, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users and to service our consumers. If the volume of traffic on our web sites increases, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. We may be unable to accurately project the rate or timing of increases, if any, in the use of our web sites or service centers or to timely expand and upgrade our systems and infrastructure to accommodate any increases. We must continually improve these systems in order to accommodate the anticipated level of use of our web sites or service centers. In addition, we may add new features and functionality to our web sites or service centers that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include:
     -    unanticipated systems disruptions,
     -    slower response times,
     -    degradation in levels of customer support,
     - impaired quality of the users' experience and delays in reporting accurate transaction information.

     Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

We are dependent on the continued growth of the Internet and e-commerce market.

     The market for the sale of goods over the Internet and e-commerce services are new and emerging markets. Our future revenues and growth will be substantially dependent upon the widespread acceptance of the Internet as a medium for commerce by consumers and e-commerce services. Rapid growth in the use of and interest in the World Wide Web, the Internet and online services is a recent phenomenon. This acceptance and use may not continue. Even if the Internet is accepted, concerns about fraud, privacy and other problems may mean that a sufficiently broad base of consumers will not adopt the Internet as a medium of commerce. These concerns may increase as additional publicity over privacy issues over the Internet increases. Market acceptance for recently introduced services and products over the Internet is highly uncertain, and there are few proven services and products. In order to expand our user base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods.

Our business is dependent on the development and maintenance of the World Wide Web and service center infrastructures.

     The success of our Internet-related businesses will depend largely on the development and maintenance of the World Wide Web and service center infrastructures. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well timely development of complementary products such as high speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information is new and evolving, we cannot predict whether the Web will prove to be a viable commercial marketplace in the long term. The Web has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. If the Web continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements, the Web infrastructure may be unable to support the demands placed on it. In addition, the performance of the Web may be harmed by increased users' or bandwidth requirements. The Web has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Web usage as well as the level of traffic and the processing of transactions on our web sites and through our service centers. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. The infrastructure and complementary products or services necessary to make the Web a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Web may not become a viable commercial marketplace for the goods and services such as those that we offer.

Our business is subject to e-commerce security risks.

     A significant barrier to e-commerce and communications over the Internet is the secure transmission of confidential information over public networks. Our security measures may not be able to prevent all types of security breaches. Our failure to prevent security breaches could harm our business. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any such compromise of our security could harm our reputation and, therefore, our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

Competition within the market for software products may adversely affect our results of operations.

     The market for our software products is characterized by:
     -    ongoing technological developments,
     -    evolving industry standards,
     -    licensing of technology between companies,
     -    cross and  collateral  marketing  of products by two or more companies,
     -    alliances  between  companies,
     -    joint  marketing campaigns,
     -    rapid  changes  in  customer  requirements  and increasing customer demands, and
     -    changes in operating systems.

     We believe that the principal competitive factors in the corporate, SOHO and consumer software markets include:
     - pricing (which includes individual product pricing, standard and competitive upgrade pricing, licensing and volume discounting),
     -    product functionality,
     -    ease-of-use,
     - bundling in suites of related products which could render competitive products to be considered "free,"
     -    distribution through existing and new channels, and
     -    brand name recognition.

     As a result, we believe that our success in this market depends upon our ability to continue to:
     -    provide  continued  enhancement  of our  existing and future products,
     -    correctly   identify   and  enter  new  markets,
     -    effectively market and sell our current and future products,
     - expand our existing distribution channels while also developing new distribution channels, including e-commerce,
     - timely and efficiently acquire, license or develop and introduce new products that take advantage of technological advances, and
     -    respond to new requirements and demands of the market.

     To the extent one or more of our competitors introduce products that better address market requirements, our business could be adversely affected. We may not be successful in developing and marketing enhancements to our existing products or new products incorporating new technology on a timely basis. Also, our existing and new products may not adequately address the changing needs of the marketplace. If we are unable to timely develop and introduce new products or enhance existing products, our business and results of operations could be materially and adversely affected.

     The dominant position of Microsoft in the personal computer operating system and application program marketplace provides Microsoft with a range of competitive advantages, including its ability to determine the direction of future operating systems and to leverage its strength in one or more product areas to achieve a dominant position in new markets. This position may enable Microsoft to increase its market position even with respect to products having superior performance, price and ease-of-use features. Microsoft's ability to:
     - offer corporate and SOHO operating systems combined with its own productivity software,
     -    bundle software,
     - provide incentives to customers to purchase certain products in order to obtain favorable sales terms or necessary compatibility or information with respect to other products,
     -    pre-load such bundled software on new computers, and
     - purchase advantageous product positioning and presentations in various distribution channels, may significantly inhibit our ability to maintain or expand our business.

     In addition, as Microsoft or other companies create new operating systems and applications, we may not be able to re-work our products in order for the products to remain compatible with these new systems and applications on a timely or economical basis. The introduction of upgrades to operating systems or the introduction of new operating systems and standardized software by Microsoft and others, over which we have no control, may adversely affect our ability to upgrade our own products and may cause a reduction in sales of our products.

     We believe that competition will continue to intensify in the future and that new product introductions, as well as potential price reductions, strategic alliances and other actions by competitors could materially and adversely affect our competitive position.

The shortened product life cycles of competitive software products may adversely affect our product life cycles and development costs, as well as our revenues.

     From time to time we or our competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of our existing products. Such announcements of currently planned or other new products may cause customers to defer purchasing our existing products.

Seasonality is expected to cause fluctuations in our revenues and operating results.

     The computer software market is characterized by significant seasonal swings in demand, which typically peak in the fourth quarter of each calendar year. The seasonal pattern is due primarily to the increased demand for software during the year-end holiday buying season and reduced retail and corporate demand for our software principally during the Easter and summer vacation periods. We expect our net sales and operating results to reflect this seasonality.

Fluctuations in quarterly results and the uncertainty of future operating results may cause significant fluctuations in our stock price.

     Our quarterly operating results have and, in the future, may fluctuate significantly, depending on a variety of factors, many of which are outside of our control. Factors that may affect our quarterly results include:
     -    demand for our products,
     -    the size, timing and timely fulfilment of orders,
     - the number, timing and significance of new product announcements by us and our competitors,
     - our ability to develop, introduce and market new products, as well as enhanced versions of our current products on a timely basis,
     -    the level of product and price competition,
     -    changes in operating expenses,
     - changes in average selling prices and product mix, which could also affect our profit margins,
     - changes in our sales incentive strategy, as well as sales personnel changes,
     - the mix of direct and indirect sales, product returns and rebates,
     -    changes in  technology,

     - our ability to retain an active user base, attract new users and maintain customer satisfaction for our VisualCities.com and other web sites,
     -    our ability to keep our web sites operational,
     -    federal,  state or  local  government  regulation,
     - the introduction of new sites, services and products by us or our competitors,
     -    volume, size, timing and completion of transactions on our web sites,
     -    consumer confidence in the security of transactions on our web sites,
     - our ability to upgrade and develop our systems and infrastructure to accommodate growth,
     -    technical difficulties or service interruptions,
     - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure,
     -    our ability to attract new personnel in a timely and effective manner,
     -    our ability to retain key employees in both our software, services and online businesses and our new acquisitions,
     -    the  timing,   cost  and   availability  of  advertising  in
          traditional  media and on other web sites  and  online  services,
     -    the timing of  marketing  expenses,
     -    consumer  trends,
     -    the success of our brand  building  and  marketing  campaigns,
     -    the  level  of use of the Internet and online services,
     - increasing consumer acceptance of the Internet and other online services for commerce,
     - increasing corporate acceptance of Internet services and other services for e-commerce,
     - general economic conditions and economic conditions specific to the Internet and e-commerce industries, and
     -    seasonality.

     Our expense levels, however, are expected to be based in large part on our expectations of future revenues and the expected costs associated with growing our new e-services business and acquired companies. Therefore, if revenue levels are below expectations, operating results are likely to be adversely affected. Net income may be disproportionately affected by an unanticipated decline in revenue for a particular quarter because a relatively small amount of our expenses will vary with our revenue in the short term. As a result, we believe that period-to-period comparisons of our results of operations are not and will not necessarily be meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter our operating results will be below expectations. In such event, the market price of our common stock could be materially adversely affected.

There is significant volatility of in our stock prices.

     The market for our common stock is highly volatile. The trading price of our common stock could be subject to wide fluctuations in response to, among other things:

     -    quarterly variations in operating and financial results,
     - announcements of technological innovations or new products by us or our competitors,
     - changes in prices of our products or our competitors' products and services,
     -    changes in product mix,
     - changes in our revenue and revenue growth rates as a whole or for individual geographic areas, business units, products or product categories,
     - responses to our strategies concerning e-commerce and the Internet,
     -    unscheduled  web  site  downtime,
     -    additions  or departures of key personnel,
     - announcements of technological innovations or new services by us or our competitors,
     -    changes  in  financial  estimates  by  securities  analysts,
     - conditions or trends in the Internet and online commerce industries,
     -    the  emergence  of online  securities  trading,

     - changes in the market valuations of other Internet or online service companies,
     -    developments in Internet regulations,
     - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,
     - sales of our common stock or other securities in the open market, and
     -    other events or factors that may be beyond our control.

     Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or relating to us could result in an immediate and adverse effect on the market price of the Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many software and Internet companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

Rapid technological changes could cause delay in new product introductions and these delays may cause reduced revenues.

     The software market is characterized by:
     -    ongoing technological developments,
     -    evolving industry standards,
     -    frequent new product introductions, and
     -    rapid changes in customer requirements and preferences.

     The introduction of products embodying new technologies and the emergence of new industry standards and practices can rapidly render existing products obsolete and unmarketable. In the past, we have experienced delays in software development and may experience delays in connection with current product developments or future development activities. Such delays may prevent the successful introduction or marketing of these products. Further, our new products and product enhancements may not adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the commencement of commercial shipments of new products or enhancements may also result in customer dissatisfaction and delay or loss of product revenues.

Product defects could delay or prevent market acceptance of new or upgraded products.

     Software products as complex as those offered by us may contain undetected errors or failures when first introduced or as new versions are released. Despite testing internally or by current or potential customers, errors may be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance.

     Although we have a number of ongoing development projects, the following risks still exist:
     - development may not be completed successfully on time or within our projected cost,
     - projects may not include the features required to achieve market acceptance, and
     - enhancements to our products may not keep pace with broadening market requirements.

Product returns and difficulties in the collection of accounts receivable could result in reductions in our cash flows.

     Some of our sales are made on credit terms which may vary substantially. We do not hold collateral to secure payment. Therefore, a default in payment on a significant scale could materially adversely affect our business, results of operations and financial condition. In addition, it is difficult for us to ascertain future demand for our existing products and anticipated demand for newly introduced products. Consistent with industry practices, we may accept product returns or provide other credits in the event that a retailer or distributor holds excess inventory of our products, even when we are not legally required to do so. Accordingly, we are exposed to the risk of product returns from retailers, distributors and direct sales customers. While we believe that we have established appropriate allowances for collection problems and anticipated returns based on our historical experience and industry norms, actual returns and uncollectible receivables may exceed such allowances. Defective products also may result in higher customer support costs and product returns.

We are dependent on key personnel.

     Significant historical growth from acquisitions and operational restructurings have placed strain upon our personnel, management systems and resources. In the future, we expect to continue to improve our financial and management controls, reporting systems and procedures on a timely basis and train and manage our employee work force. An inability to do so may inhibit our ability to grow. Competition for qualified sales, technical and other personnel, including expert Windows-environment programmers, is intense, and we may not be able to attract or retain highly qualified employees in the future. Our future success depends in significant part upon the continued service of our current key technical, sales and senior management personnel. The loss of the services of one or more of these key employees could have a material adverse effect on our business, operating results and financial condition. Additions of new and departures of existing personnel, particularly in key positions, can be disruptive, which could have a material adverse effect upon us.

International sales and operations and currency fluctuations could have an adverse effect on our business, financial condition and results of operations.

     International sales are a significant source of our revenue. International sales represented approximately 63% of our net sales for the nine months ended September 30, 1999 and 52% of our net sales for the year ended December 31, 1998. We believe that achieving profitability will require, among other matters, additional expansion of sales in foreign markets. In order to increase international sales, we may be required to establish additional foreign operations, hire additional personnel and recruit additional international resellers. Currently, our international sales are denominated in either U.S. dollars, the Euro or local currency and we do not anticipate engaging in any hedging activities. The Euro may have an impact on currency fluctuations. Although exposure to currency fluctuations to date has not been significant, fluctuations in currency exchange rates in the future could have a material adverse impact on us. Additional risks inherent in our international business activities include:
     -    unexpected changes in regulatory requirements,
     -    tariffs and other  trade  barriers,
     -    costs of  localizing  products  for foreign countries,
     -    lack of acceptance of localized products in foreign  countries,
     -    longer accounts  receivable  payment cycles,
     -    difficulties in collecting payment,
     -    difficulties in managing international  operations,
     - potentially adverse tax consequences including limitations on the repatriation of earnings,
     -    reduced protection for intellectual property,
     -    the burdens of complying  with a wide  variety  of  foreign  laws, and
     - the effects of potentially high local wage scales, employment customs and other expenses.

     Any of these factors or others not presently contemplated by us could have a material adverse effect on our future international operations.

We are dependent on manufacturers and suppliers of hardware.

     In the third quarter of 1998, we began selling our Go Digital Camera Pak, which consists of a digital camera and digital imaging software licensed from a third party, as well as certain accessories. In the current fiscal year, we began to experience delays in shipments of digital cameras from the cameras' respective manufacturers and suppliers, which delays have continued. As of September 30, 1999, we had a backlog of approximately $300,000 relating to this product. While we believe that these delays are only temporary, we are presently investigating alternative manufacturer/suppliers for hardware similar in quality to the digital cameras presently included in the Go Digital Camera Pak and those offered as upgrade cameras. No assurance can be given that we will, in the future, not experience delays in receipt of these digital cameras or other hardware sold by us from our manufacturers/suppliers, or identify alternative suppliers and acquire the alternative hardware on terms as beneficial to us as our present hardware purchase terms.

Changes in our product mix may cause lower gross margins, which could have a material adverse effect on our operating results.

     Since our introduction of our Go Digital Photo Pak, our hardware sales, which generally have lower gross margins than software sales, have increased as a percentage of our total net sales. We anticipate that this trend may continue. In addition, competition within the hardware market may cause a further erosion of margins for hardware sales. These trends could have a material adverse effect on us. Accordingly, any further increase in hardware sales as a percentage of our total sales or lower margins for hardware sales may result in reduced margins, which could have a material adverse effect on our operating results.

We expect to need to continue to hire, train and manage new employees to support future growth.

     Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. If our new hires are not good employees, or if we are unsuccessful in training and integrating these new employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to improve our transaction processing, operational and financial systems, procedures and controls. We may be unable to hire, train, retain and manage required personnel or to identify and take advantage of existing and potential strategic relationships and market opportunities.

We may not obtain or, thereafter, maintain profitability.

     We believe that our ability to become profitable, and thereafter maintain profitability and grow, will depend in large part on our success in the following:
     - managing the costs of our business, including the costs associated with maintaining and developing our web sites, customer support and international operations,
     -    increasing our brand name awareness,
     -    providing our customers with superior  service,  and
     - successfully integrating the operations of acquired companies into a unified operation.

We may be unable to implement our acquisition growth strategy, which could harm our business and competitive position in the industry.

     Our business strategy includes making strategic acquisitions of other companies or businesses, including visual communications solutions providers and web site design or other firms. Our continued growth will depend on our ability to identify and acquire, on acceptable terms, companies that complement or enhance our business. We may not be able to complete or identify future acquisitions or realize the anticipated results of future acquisitions. Some of the risks that we may encounter in implementing our acquisition growth strategy include:
     - expenses and difficulties in identifying potential targets and the costs associated with incomplete acquisitions,
     - higher prices for acquired companies because of greater competition for attractive acquisition targets,
     - expenses, delays and difficulties of integrating the acquired companies into our existing organization,
     - greater impact of the goodwill of acquired companies on our statement of income when pooling accounting for acquisitions is not used,
     - dilution of the interest of existing stockholders if we sell stock to the public to raise cash for acquisitions,
     -    diversion of management's attention,
     -    expenses of amortizing the acquired companies' intangible assets,
     - increase in our expenses in order to advertise and promote the acquired companies,
     - impact on our financial condition due to the timing of the acquisition, and

     - expense of any undisclosed or potential legal liabilities of the acquired company.

     If realized, any of these risks could have a material adverse effect on our business, results of operations and financial condition.

Acquisitions could result in dilution, operating difficulties and other harmful consequences.

     If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe are strategic. We recently entered into a letter of intent to acquire Renaissance Multimedia and intend to make further acquisitions. The process of integrating any acquisition may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:
     -    diversion of management time (both ours and at the acquired companies) during the period of negotiation through closing and further diversion of such time after closing from focus on operating the businesses to issues of integration and future products,
     -    decline in employee  morale and retention  issues  resulting
          from  changes  in  compensation,   reporting   relationships,   future
          prospects, or the direction of the business,
     - the need to integrate each company's accounting, management information, human resource and other administrative systems to permit effective management and the lack of control if such integration is delayed or not implemented, and
     - the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had been smaller, private companies.

     Moreover, the anticipated benefits of any or all of these acquisitions may not be realized. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all. Even if available, this financing may be dilutive.

Our continued growth may further strain our resources, which could hurt our business and results of operations.

     A key part of our strategy is to grow, both by acquiring companies and by hiring more personnel, which may continue to strain our managerial and operational resources. We cannot assure you that our management will be able to manage our growth effectively. To manage future growth, our management must continue to improve our operational and financial systems, procedures and controls, as well as expand, train, retain and manage our employees. If our systems, procedures and controls are inadequate to support our operations, our expansion could falter and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could materially harm our business, results of operations and financial condition.

We may have difficulty managing our international operations and expansion, which could adversely affect our business and results of operations.

     We anticipate expansion outside of the United States, initially in the United Kingdom and elsewhere in Europe. While we presently have operations in the United Kingdom and Germany, our management may have difficulty managing and expanding our international operations because of distance, as well as language and cultural differences.

     Other risks related to our international operations include:
     - difficulties arising from staffing and managing foreign operations,
     -    foreign currency exchange  fluctuations,
     - legal and regulatory requirements of different countries, such as differing tax or labor laws, and
     -    potential political and economic instability.

     If any of these risks materialize, our international businesses, results of operations and financial condition could be materially and adversely affected.

Our acquisition strategy may not produce the desired results.

     A key component of our growth strategy is to acquire Internet-related businesses that complement or enhance our business, on acceptable terms. The competition for acquisition candidates is intense and we expect this competition to increase. There is no assurance that we will identify and successfully compete for attractive acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all.

     To the extent we have to use cash consideration for acquisitions in the future, we may need to obtain additional financing. To the extent our management must devote significant time and attention to the integration of technology, operations, businesses and personnel as a result of these acquisitions, our ability to service current customers and win new customers may suffer. In addition, our senior management faces the difficult and potentially time consuming challenge of implementing uniform standards, controls, procedures and policies throughout our current and future acquisitions. We could also experience financial or other setbacks if any of the acquired businesses experience unanticipated problems. Further, we may experience disputes with the sellers of acquired businesses and may fail to retain key acquired personnel.

System failures could harm our business.

     We have experienced system failures from time to time. In addition to placing increased burdens on our engineering staff, these outages could create a flood of user questions and complaints that must be responded to by our customer support personnel. Any unscheduled interruption in our systems could result in an immediate loss of revenues that can be substantial and may cause some users to switch to our competitors. If we experience frequent or persistent system failures, our reputation and brand could be permanently harmed. We are currently taking steps to increase the reliability and redundancy of our system. These steps are expensive and may not be successful in reducing the frequency or duration of unscheduled downtime. Substantially all of our computer hardware for operating our web sites and service centers currently is located at our Nashua, New Hampshire, Nottingham, England, and Aachen, Germany facilities and at the offices of one of our vendors. These systems and operations may be vulnerable to damage or interruption from floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Although we have fully redundant systems, we do not have, at this time, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry business interruption insurance to compensate us for losses that may occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at these facilities could result in interruptions in our web sites or service centers. Any damage to or failure of our systems could result in interruptions in our web sites or service centers. Interruptions in our web sites would reduce our revenues, and our future revenues will be harmed if our users believe that our systems are unreliable.

Fixed-price contracts involve financial risks.

     We anticipate that certain of our e-business contracts may be on a fixed-price basis, rather than on a time and materials basis. Further, as the average size of our e-business contracts increases, our exposure to the financial risks of fixed price contracts could increase. We may assume greater financial risk on fixed-price contracts than on time and materials engagements. We do not have a history of estimating costs for our engagements, particularly for larger projects. We may have to commit unanticipated resources to complete some of our projects, resulting in lower gross margins on such contracts. In addition, we may assume the fixed-price contracts of the companies we acquire. If we or our acquired businesses fail to estimate accurately the resources and time required for an engagement, to manage client expectations effectively or to complete fixed-price engagements within budget, on time and to our clients' satisfaction, we would be exposed to cost overruns, potentially leading to losses on these engagements.

     In addition, we expect to be required to recognize revenues from fixed-fee contracts based on our estimate of the percentage of each project completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, we report for periods during which we are working on a project may not accurately reflect the final results of the project and we would be required to make adjustments to such estimates in a subsequent period.

We generally do not expect to have long-term contracts and the need to establish relationships with new clients creates an uncertain revenue stream.

     We anticipate that our e-business clients generally will retain us on a project by project basis, rather than under long-term contracts, although our e-commerce support services may be rendered under one-year or other long-term service contracts. As a result, a client may or may not engage us for further services once a project is completed. We expect that establishment and development of relationships with additional companies and other corporate users of information technology will be an important component of our business operations. The absence of long-term contracts and the need for new clients create an uncertain revenue stream. A client which accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. There is no assurance that we will be able to add new major clients or to secure new engagements with existing clients. In addition, some of our existing clients may unilaterally reduce the scope of, or terminate, existing projects.

Unauthorized break-ins to our systems could harm our business.

     Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete user transactions. In addition, unauthorized persons may improperly access our data. We may experience an unauthorized break-in by a "hacker" who could cause damage to or change our system or take confidential information. Any actions like these could harm us. Actions like these may be very expensive to remedy and could damage our reputation and discourage new and existing users from visiting our web sites.

The law relating to the liability of web site operators for the activities of their users on their web sites is currently unsettled.

     We may be unable to prevent unlawful activities by users of our web sites, and we may be subject to civil or criminal liability for unlawful activities carried out by users through our web sites. In order to reduce our exposure to this liability, we may prohibit certain activities. We may in the future implement other protective measures that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to unlawful activities could harm our business.

We are subject to risks associated with information disseminated through our web sites.

     The law relating to the liability of web site operators for information carried on or disseminated through their services is currently unsettled. Claims could be made against web site providers under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their web sites. Several private lawsuits seeking to impose liability upon other web site providers currently are pending. In addition, federal, state and foreign legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. Our web sites feature chat rooms/forums, which include information from users regarding other users and other persons and entities. Although all such discussions are generated by users and not by us, it is possible that a claim of defamation or other injury could be made against us for content posted on our web sites. Claims like these become more likely and have a higher probability of success as we continue to expand internationally. If we become liable for information provided by our users and carried on our web sites, we could be directly harmed and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources and/or to discontinue certain service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. We carry liability insurance, but it may not be adequate to fully compensate us if we become liable for information carried on or through our web sites. Any costs incurred as a result of this liability or asserted liability could harm our business.

We may be subject to legal liability to our clients.

     Many of our e-business engagements will involve the development and implementation of Internet solutions that are important to our clients' businesses. Our failure or inability to meet a client's expectations in the performance of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, the services we provide for our clients may include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages.

New and existing regulations could harm our business.

     We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards web site providers. However, due to the increasing popularity and use of the Internet, it is possible that laws and regulations will be adopted with respect to the Internet and web site providers. These laws and regulations could cover issues such as:
     -    user privacy,
     -    freedom of expression,
     -    pricing,
     -    fraud,
     -    content,
     -    quality of products  and  services,
     -    taxation,
     -    advertising,
     -    intellectual property rights, and
     -    information security.

     Applicability  to the Internet of existing laws  governing  issues such as:
     -    property   ownership,
     -    copyrights  and  other  intellectual property issues,
     -    taxation,
     -    libel,
     -    obscenity,  and
     -    personal privacy
is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain.

     Several states have proposed legislation that would limit the uses of personal user information gathered online or require web site providers to establish privacy policies. The Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. In addition, because our web sites are accessible worldwide, foreign jurisdictions may claim that we are required to comply with their laws. As we continue to expand our international activities, we will become obligated to comply with these laws. Compliance may be more costly or may require us to change our business practices or restrict our service offerings relative to those in the United States. Our failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to conduct business on our web sites.

     In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. As an Internet company, it is unclear in which states we are actually conducting business. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could harm our business.

Our growth will depend on our ability to continue to develop our brands.

     We believe that strengthening our brands will be critical to achieving widespread acceptance of our goods and services. Promoting and positioning our brands will depend largely on the success of our marketing efforts and our ability to provide high quality content, goods and services. In order to promote our brands, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among users. Brand promotion activities may not yield increased revenues and, even if they do, any increased revenues may not offset the expenses we incurred in building our brands. If we do attract new users to our web sites or services, they may not conduct transactions over our web sites or utilize our services service on a regular basis. If we fail to promote and maintain our brands or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, our business would be harmed.

If we are unable to successfully implement our growth strategy, it could have a material adverse effect on our business, financial condition and results of operations.

     The success of our growth strategy will depend in large part on whether we are able to:
     - expand through strategic acquisitions of companies in new and complementary businesses,
     - obtain adequate financing on favorable terms to fund this growth strategy,
     -    develop and expand our customer base,
     -    hire, train and retain skilled employees,
     - strengthen brand identity and successfully implement marketing campaigns, and
     -    continue to expand in the face of increasing competition.

     Our inability to implement any or all of these strategies could have a material adverse effect on our results of operations and financial condition.

Our growth strategy includes acquisitions and, if we are unable to make acquisitions or if those acquisitions are not successful, it could have a material adverse effect on our business, financial condition and results of operations.

     As part of our growth strategy, we plan to make acquisitions of other companies. We may not be able to make acquisitions in the future. In addition, any acquisition that we make could have a material adverse effect on our business, financial condition and results of operations. Future acquisitions are subject to many risks, including the risks that:
     -    we may not be able to identify suitable companies to buy,
     - we may not be able to purchase companies at favorable prices, or at all,
     - we may not be able to obtain financing on favorable terms, or at all, to pay for future acquisitions, and
     - we may not be able to effectively integrate the acquired businesses or technologies into our operations.

     In addition, in order to consummate future acquisitions, we may be required to borrow money or incur other liabilities, which could have a material adverse effect on our liquidity and capital resources. We may also be required to issue additional shares of stock, which could result in dilution to our stockholders.

Litigation and potential litigation may be costly and/or time-consuming.

     Our competitors and potential competitors may resort to litigation as a means of competition. Any litigation involving us, whether as plaintiff or defendant, regardless of the outcome, may result in substantial costs and expenses to us and significant diversion of effort by our management and technical personnel. In the event of an adverse result in any such litigation, we could be required to:
     -    expend significant resources to develop non-infringing technology,
     - obtain licenses to the technology which is the subject of the litigation on terms not advantageous to us,
     -    pay damages, and/or
     -    cease the use of any infringing technology.

     There can be no assurance that we would be successful in such development, that any such licenses would be available and/or that we would have available funds sufficient to satisfy any cash awards.

     In the first quarter of 1998, we and certain of our current and former executive officers and directors were named as defendants in an action claiming that such defendants made intentional misrepresentations of material facts in connection with such plaintiffs' purchases of an aggregate 296,333 shares of Common Stock for $919,495. While we believe this action to be without merit, the ultimate outcome of such lawsuit is unknown at this time. We believe that any adverse decision resulting from this action will not have a materially adverse effect on us; however, no assurance can be given in this regard.

     We are also a defendant in a litigation involving a dispute with a landlord and, in the past, have been involved in other legal actions with certain of our vendors. These types of litigation generally arise out of our ordinary course of business, and we believe that any adverse decision resulting from any of such types of litigations will not have a material adverse effect on us; however, no assurance can be given in this regard.

Software piracy and intellectual property infringement may adversely affect our revenues.

     We believe that our success depends significantly upon our proprietary technology. We currently rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions and other written materials under trade secret, patent and copyright laws to protect our proprietary technology; however, these methods generally afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Monitoring and identifying unauthorized use of personal computer software is difficult. We expect software piracy to be a continuing problem resulting in a reduction of our potential revenues.

Our dependence on third party licenses could have adverse affects.

     We rely on certain software, technology and content that we license or have licensed from third parties, including software, technology and content that is integrated with internally developed software and used in our products to perform key functions. These third-party software licenses may not continue to be available to us on commercially reasonable terms. Also, such software may not be appropriately supported, maintained or enhanced by the licensors such that the licensed software would not continue to provide the necessary commercial benefits to our products. In addition, we may not be able to license such software, technology and content on terms advantageous to us. The loss of or inability to obtain or replace licenses to, or inability to support, maintain and enhance, any of such licensed software, could result in increased costs, including the expense of internally developing the required software, technology and/or content, as well as delays or reductions in product shipments.

Our  dependence  on  retailers,   distributors  and  sales  representatives  may
adversely affect sales and cash flows.

     Our customers are not contractually required to make future purchases of our products and could discontinue carrying or purchasing our products, at any time and for any reason. Retailers and distributors generally are in a strong position to negotiate favorable terms of sale, including price discounts and product return policies. Retailers also often require software publishers to pay fees in exchange for preferred shelf space. Further, resellers may give higher priority to products other than ours, thus reducing their efforts to sell our products. We may not be able to increase or sustain the current amount of our retail shelf space and, as a result, our operating results could be adversely affected.

Our use of net operating loss carryforwards is limited.

     We estimate our consolidated tax net operating loss carryforwards to be approximately $84 million at December 31, 1998, which expire in years 2002 through 2018, and our general business credit carryover to be approximately $1.5 million, which expires in years 2005 and 2006. These carryforwards are subject to certain limitations described below. Under Section 382 of the Code, changes in the ownership or the business of a corporation that has net operating loss carryforwards can result in the inability to use or the imposition of significant restrictions on the use of such net operating loss carryforwards to offset future income and tax liability of such corporation. An "ownership change" may be deemed to have occurred under Section 382 of the Code and the regulations thereunder with respect to both us and our wholly-owned subsidiary, SPC, which we acquired in December 1996, and our use of these net operating loss carryforwards will be limited. Utilization of the net operating loss carryforwards of SPC may be further limited by reason of the consolidated return/separate return limitation year rules. In addition, the SPC net operating loss carry forwards are also subject to the additional limitation that such losses can only be utilized to offset the separate taxable income of SPC. We estimate the maximum utilization of such net operating loss carryforwards to be approximately $1,200,000 per year for losses through December 31, 1996; losses incurred thereafter can be fully utilized until expired under present circumstances. There can be no assurance that we will be able to utilize all of our net operating loss carryforwards. In addition, the foreign losses incurred by SPC may decrease or otherwise restrict our ability to claim U.S. tax credits for foreign income taxes.

Failure to obtain IRS closing agreement could result in large tax payment.

     In September 1997, we applied for a closing agreement with the IRS pursuant to which we would become jointly and severally liable for SPC's tax obligations upon occurrence of a "triggering event" requiring recapture of dual consolidated losses previously utilized by SPC. We acquired SPC in December 1996. Such closing agreement would avoid SPC's being required to recognize a tax of approximately $8 million on approximately $24.5 million of SPC's pre-acquisition dual consolidated losses. We received notification from the IRS that the IRS has determined not to act on our application until such time as SPC submits certain filings pertaining to pre-acquisition filings made by SPC. Such additional filings require SPC to obtain IRS relief so as to permit SPC to appropriately make the election allowing SPC to utilize the dual consolidated losses. We have recently submitted these filings in an application for relief. We believe that, should the IRS accept the application for relief, and once the re-application for a closing agreement is made, the IRS should agree to such a closing agreement. However, no assurance can be given that the IRS will do so, and any failure to do so could result in the recognition of this tax liability. Should such a closing agreement be obtained, in certain circumstances, a future acquirer of us may also be required to agree to a similar closing agreement in order to avoid the same tax liability, to the extent it is able to do so. This could have a material adverse effect on our future ability to sell SPC. The report of our auditors covering the December 31, 1998 consolidated financial statements contains a paragraph emphasizing these dual consolidated losses.

We have Year 2000 compliance issues

     We are in the process of completing a re-review of issues related to our Year 2000 compliance. In connection with this evaluation, we have reviewed, and currently are re-reviewing for Year 2000 compliance, all of our products which are currently being sold and we have also reviewed our vendors and suppliers for Year 2000 compliance. We expect to be able to conduct our review within our current resources and anticipate that this review will be complete by December 31, 1999. We estimate that the total costs we will incur to conduct the review process and to implement any necessary corrections is approximately $100,000, including costs incurred through the date of this prospectus. At this time, we do not know of any of our products or processes, which, if found to be non-Year 2000 compliant, would have any significant impact on us. We believe that all of our current products are Year 2000 compliant. We are currently finalizing our contingency plans to address the failure of our products, vendors or information technology systems to be Year 2000 compliant.

     We have evaluated and determined that our direct mail telemarketing operation systems would have a significant impact on us if it failed to operate properly in the year 2000. Based on a cost-benefit analysis, management has instituted a contingency plan whereby either our Europe or United States telemarketing operations would support the other operation in the event that it failed. Management believes that it is unlikely that both systems would fail simultaneously, and has no contingency plans for such an event.

A change in product strategy may not be successful.

     We acquired Software Publishing Corporation in December 1996. In SPC's fiscal year ended September 30, 1996, approximately 70% of SPC's net revenue was derived from the Harvard Graphics line of products. However, net revenues for that line of products declined substantially over the previous few years and has continued to decline. While we believe that the market for the Harvard Graphics product line has matured, we also believe that our Harvard and Serif brands have attracted significant customer bases. Accordingly, we intend to utilize these brand strengths for our current and certain anticipated new products, including our VisualCities.com Internet commerce network. This product line and brand transition, and the development of the VisualCities.com Internet commerce network, may not be accomplished in a timely or efficient manner and may not be successful.

Potential   anti-takeover   effects  of  Delaware   law,  our   certificate   of
incorporation, our stockholder rights plan and possible issuances of our preferred stock could impede a takeover of our company.

     Certain provisions of Delaware law and our Certificate of Incorporation could make it more difficult to complete a merger, tender offer or proxy contest involving us, even if such events could be beneficial to the interests of our stockholders. These provisions include:
     -    Section 203 of the Delaware General Corporation Law,
     -    the classification of our Board of Directors into three classes,
     - the requirement that 66-2/3% of our stockholders are needed to request a special meeting of stockholders (other than a special meeting called by the Board of Directors or the President),
     - the "golden parachute" provisions of our agreement with our President,
     - the requirement that 66-2/3% of our stockholders entitled to vote thereon approve transactions such as a merger, consolidation or sale of assets with or to an entity controlling 15% or more of the voting power of our capital stock, unless approved by the Board of Directors prior to such entity's acquisition of 15% or more of such voting power,
     - the existence of "blank check" preferred stock that may be issued by our Board of Directors without stockholder approval on such terms as the Board may determine, and
     -    the existence of a "poison pill."

     Under the poison pill, we have declared a dividend of one Preferred Share Purchase Right on each outstanding share of our common stock. Each Right becomes exercisable only if a person or group acquires 20% or more of our outstanding common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of our common stock. If we are acquired in a merger or other business combination transaction after a person or group has acquired 20% or more of our outstanding common stock, each Right will entitle its holder to purchase, at the Right's then current exercise price (currently, $1,000), a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 20% or more of our outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of shares of our common stock having a market value of twice such price.

     The rights of the holders of our common stock also will be subject to, and may be adversely affected by, the rights of the holders of additional or other classes of preferred stock that may be issued in the future, including the blank check preferred stock. Such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of our voting stock. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Limited directors' liability could prevent stockholders from holding directors responsible for a lack of care.

     Our Certificate of Incorporation provides that our directors (but not our officers) will not be held liable to us or our stockholders for monetary damages upon breach of a director's fiduciary duty, except to the extent otherwise required by law.

We have no history of paying dividends.

     We have never paid any cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future.

The possible issuance of substantial amounts of additional shares without stockholder approval could dilute stockholders.

     As of the date of this prospectus, we have an aggregate of 7,215,431 shares of our common stock outstanding. In addition, as of the date of this prospectus, we have 1,939,480 shares of Serial Preferred Stock authorized but unissued, of which, 1,836,980 shares are not reserved for specific purposes, and an additional (a) aggregate of 6,302,450 shares of our common stock issuable upon the exercise of stock options granted or availablefor grant under our various stock plans and (b) aggregate of approximately 3,100,000 shares of our common stock issuable upon exercise of other stock options or warrants previously granted and outstanding. All of such shares may be issued without any action or approval by our stockholders. Other than as contemplated by this offering, there are no other material present plans, agreements, commitments or undertakings with respect to the issuance of additional shares of our common stock or securities convertible into any such shares, other than in connection with the exercise of outstanding stock options and warrants, any shares issued would further dilute the percentage ownership of us held by our stockholders.

Any  delisting  of  securities  from  Nasdaq  system  could   precipitate  risks
associated with low-priced stocks.

     Our common stock is listed on the Nasdaq SmallCap Market and the Boston Stock Exchange. To remain eligible for listing on the Nasdaq SmallCap Market, we must comply with the following:

     -    Our common stock must have a minimum bid price of $1.00,
     - we must have either minimum tangible net assets of $2,000,000, a market capitalization of $35,000,000 or net income of $500,000 in two of the three prior fiscal years and
     - we must have a public float of at least 500,000 shares with a market value of at least $1,000,000, at least 300 stockholders must hold shares of our common stock and at least two market makers must make a market in our common stock.

     These maintenance standards may be changed by Nasdaq. While we presently comply with the Nasdaq listing maintenance requirements, the failure to maintain these requirements or other requirements of Nasdaq could result in de-listing of our securities from Nasdaq. In the event our securities are de-listed from Nasdaq, you may be affected in any one or more of the following ways:
     - our securities will have to trade on a non-NASDAQ, and possibly less efficient, "over-the-counter" market,
     - fewer brokerage firms and dealers may make a market in our securities which may cause a decline in the trading price of our securities,
     - you may also find it more difficult to dispose of, or obtain accurate quotations, as to the market value of our securities,

     - our securities may no longer be eligible for sale in certain jurisdictions without additional compliance with such jurisdictions' laws and regulations, and
     -    the market for our securities may become illiquid.


                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this Prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Potential risks and uncertainties include, among other things, such factors as:

     -    the overall level of business and consumer spending for computer software,
     -    the market acceptance and amount of sales of our products,
     -    the extent that our direct mail programs achieve satisfactory response rates,
     -    our  ability to obtain  sufficient  supplies  of  successful products,
     -    the efficiency of our  telemarketing  operations,
     - the competitive environment within the digital communications and e-commerce solutions provider, computer software and hardware and direct mail industries,
     -    our ability to consummate our proposed acquisitions and our ability to integrate these acquired businesses,
     -    our ability to raise additional capital,
     - unforeseen operational difficulties and financial losses due to year 2000 computer problems,
     -    the cost-effectiveness of our product development activities,
     - the extent to which we are successful in developing, acquiring or licensing products which are accepted by the market,
     - the success of our VisualCities.com Internet commerce network and other Internet-related endeavors,
     -    the success of our expansion into Internet service offerings,
     - the extent to which we generate e-commerce revenues from our VisualCities.com Internet commerce network,
     -    our  ability  to build membership in VisualCities.com,
     -    VisualCities.com's  ability to develop relationships with third parties,
     - the cost and extent to which we are able to implement technological enhancements to our VisualCities.com and other web sites,
     -    our  ability to obtain  from the  Internal  Revenue  Service relief to make the  appropriate  election  under the Internal  Revenue
          Code  of  1986,  as  amended,   which  would  permit   reporting  dual
          consolidated losses by Software Publishing Corporation; approval by the IRS of our application for a closing agreement; and approval by the IRS of a similar application for a closing agreement in the event the Company chooses to sell SPC in the future, and
     - the other factors and information disclosed and discussed under "Risk Factors" and in other sections of this prospectus.

     Investors should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Shares by the Selling Stockholders will belong to the individual Selling Securityholders. The Company will not receive any of the proceeds from the sale of the Shares and Derivative Securities, except with respect to the exercise price of the Derivative Securities. We expect to utilize any such exercise price received upon exercise of the Derivative Securities for general corporate and working capital purposes.


                           PRICE RANGE OF COMMON STOCK

     The Common Stock has traded on the Nasdaq SmallCap Market under the symbol "VIZY" since August 2, 1999. The Common Stock was traded on the Nasdaq SmallCap Market under the symbol "ANMI" from December 6, 1995 through December 27, 1996, under the symbol "SPCOD" from December 28, 1996 through January 27, 1997 and from May 28, 1998 through June 24, 1998, under the symbol "SPCOC" from October 23, 1998 through January 14, 1999, and otherwise from January 28, 1997 through July 30, 1999 under the symbol "SPCO." The Common Stock also has traded on the Boston Stock Exchange under the symbol "VZM" since August 2, 1999. The Common Stock traded on the Boston Stock Exchange under the symbol "APO" from December 6, 1995 through January 20, 1997 and under the symbol "SPO" from January 20, 1997 through July 30, 1999. The following table sets forth the range of high and low bid prices for the Common Stock for the periods indicated as derived from reports furnished by Nasdaq, adjusted to reflect our one-for-three reverse stock split made effective as of May 27, 1998 (the "Reverse Stock Split"). Such adjustment has been made by multiplying the closing prices by three and does not necessarily reflect the prices for the Common Stock had the Reverse Stock Split occurred prior to the periods indicated. The information reflects inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.


                                                       High Bid       Low Bid
                                                       --------       -------
Fiscal 1997
-----------
First Quarter . . . . . . . . . . . . . . . . .        $ 14-1/4       $ 8-13/16
Second Quarter. . . . . . . . . . . . . . . . .           9-9/16        5-5/8
Third Quarter . . . . . . . . . . . . . . . . .           7-1/8         3
Fourth Quarter. . . . . . . . . . . . . . . . .           6-15/16       2-5/32

Fiscal 1998
-----------
First Quarter . . . . . . . . . . . . . . . . .           2-13/16       1-1/2
Second Quarter  . . . . . . . . . . . . . . . .           3             1-3/8
Third Quarter . . . . . . . . . . . . . . . . .           1-5/8           5/8
Fourth Quarter. . . . . . . . . . . . . . . . .           1-1/8           9/16

Fiscal 1999
-----------
First Quarter . . . . . . . . . . . . . . . . .           1-31/32        15/16
Second Quarter. . . . . . . . . . . . . . . . .           4-7/16       1-21/32
Third Quarter . . . . . . . . . . . . . . . . .           4-1/4        2-1/4
Fourth Quarter (through December 13, 1999). . .           4            2-1/8

     As of December 13, 1999, the closing price for the Common Stock as reported on Nasdaq was $3-9/16. As of the close of business on December 13, 1999, we had 720 stockholders of record. We estimate, based upon surveys conducted by our transfer agent in connection with our 1999 Annual Meeting of Stockholders, that we have approximately 5,000 beneficial stockholders.

                                 DIVIDEND POLICY

     We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors.



                             SELLING SECURITYHOLDERS

     An aggregate of 1,938,191 Shares, including 579,101 Shares issuable upon exercise of the Derivative Securities, may be offered for sale and sold pursuant to this Prospectus by the Selling Securityholders. The Shares are to be offered by and for the respective accounts of the Selling Securityholders and any pledgees or donees of the Selling Securityholders. We have agreed to register all of the Shares under the Securities Act and to pay all of the expenses in connection with such registration and sale of the Shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the Selling Securityholders). We will not receive any proceeds from the sale of the Shares by the Selling Securityholders, except for the exercise price, if any, paid in connection with the exercise of the Derivative Securities.

     Certain information with respect to the Selling Securityholders and the Shares is set forth in the following table. None of the Selling Securityholders has had any material relationship with us within the past three years, except as noted in the following table.

                                                                                                Amount and Nature
                                                                                                  of Beneficial
                                                             Shares            Number             Ownership of
                                                             Owned           of Shares            Common Stock
                                                             Prior            Offered             After Sale of
                                                            to Sale            Hereby            the Securities
                                                         -------------       ----------       --------------------
Selling Securityholder                                                                          Number    Percent
----------------------
Norman B. Antin and Gail B. Antin (1) . . . . . . . .        50,506            50,506              -0-       -0-
Eric Austein (2)  . . . . . . . . . . . . . . . . . .        37,500 (3)        37,500 (3)          -0-       -0-
Thomas Axmacher and Susanne
     Axmacher TEN ENT (4) . . . . . . . . . . . . . .        25,253            25,253              -0-       -0-
Mark Berg (5) . . . . . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Boymelgreen Foundation (6)  . . . . . . . . . . . . .       187,500 (7)       187,500 (7)          -0-       -0-
Martin Braun (8)  . . . . . . . . . . . . . . . . . .        15,000 (9)        15,000 (9)          -0-       -0-
Anthony Broy and Sylvia Biggerstaff (10). . . . . . .       119,706 (11)       14,706 (12)     105,000 (13)  -0-
Brent D. Butcher (5)  . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Harry Datys (5) . . . . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Murray Englard (8)  . . . . . . . . . . . . . . . . .        15,000 (9)        15,000 (9)          -0-       -0-
Essex Printing Company, Inc. (14) . . . . . . . . . .        27,571            27,571              -0-       -0-
George Feussner (5) . . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Neil Fink (IRA) (5) . . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Ari Friedman (10) . . . . . . . . . . . . . . . . . .        14,706 (12)       14,706 (12)         -0-       -0-
Globus Development, Inc. (5). . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Morton Gordon (4) . . . . . . . . . . . . . . . . . .        25,253            25,253              -0-       -0-
Ira Scott Greenspan (15). . . . . . . . . . . . . . .        10,000 (16)       10,000 (17)         -0-       -0-
Yitz Grossman (18). . . . . . . . . . . . . . . . . .       285,000 (19)       25,000 (20)     260,000 (21)  3.5
Celeste Grynberg (22) . . . . . . . . . . . . . . . .        37,879            37,879              -0-       -0-
Stephen Mark Grynberg (5) . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
John W. Hardy (5) . . . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
HD Brous & Co., Inc (23). . . . . . . . . . . . . . .           -0- (24)       80,000 (25)         -0-       -0-
Gerald F. Heupel (4)  . . . . . . . . . . . . . . . .        25,253            25,253              -0-       -0-


                                       27

Richard A. Hoefer and Donna C.
     Hoefer TEN COM (5) . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Kevin M. Houlihan (26)  . . . . . . . . . . . . . . .         6,314             6,314              -0-       -0-
Rex D. Houlihan (26)  . . . . . . . . . . . . . . . .         6,314             6,314              -0-       -0-
Imageline, Inc. (27)  . . . . . . . . . . . . . . . .         9,756             9,756              -0-       -0-
K. David Isaacs (28)  . . . . . . . . . . . . . . . .        31,250 (29)       31,250 (29)         -0-       -0-
IXLA USA Ltd. (30). . . . . . . . . . . . . . . . . .        26,000            26,000              -0-       -0-
Sam Jacob (5) . . . . . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Richard R. Kahn (5) . . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
David Kornblau and Amy Kornblau (31). . . . . . . . .         5,051             5,051              -0-       -0-
Jerome Kossoff and Maxine Kossoff (28). . . . . . . .        31,250 (29)       31,250 (29)         -0-       -0-
Charlotte Liechtung (32). . . . . . . . . . . . . . .        45,000 (33)       45,000 (33)         -0-       -0-
Steven Liechtung (34) . . . . . . . . . . . . . . . .        60,000 (35)       60,000 (35)         -0-       -0-
Steven Markowitz (5)  . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Mark Mazzer (5) . . . . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Charles M. Merkel (5) . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Christine Metsch (IRA) (36) . . . . . . . . . . . . .         7,576             7,576              -0-       -0-
Joan Metsch (31)  . . . . . . . . . . . . . . . . . .         5,051             5,051              -0-       -0-
Richard Metsch (36) . . . . . . . . . . . . . . . . .         7,576             7,576              -0-       -0-
Miriam Zela Grynberg 1986 Trust (22). . . . . . . . .        37,879            37,879              -0-       -0-
Robert S. Paget and Barbara N. Paget (26) . . . . . .         6,314             6,314              -0-       -0-
Richard Pawliger (4). . . . . . . . . . . . . . . . .        25,253            25,253              -0-       -0-
Pentagon Investors (37) . . . . . . . . . . . . . . .       225,000 (38)      225,000 (38)         -0-       -0-
David Ptolemy and Regina P. Ptolemy JT TEN (5). . . .        12,627            12,627              -0-       -0-
Rachel Susan Grynberg 1982 Trust (22) . . . . . . . .        37,879            37,879              -0-       -0-
Reiter Marketing Group, Inc. (39) . . . . . . . . . .        16,697            16,697              -0-       -0-
Kalmen Renov and Alan Stahler (40). . . . . . . . . .        29,411 (41)       29,411 (41)         -0-       -0-
Marvin Rosenblatt (42). . . . . . . . . . . . . . . .        15,152            15,152              -0-       -0-
Marvin Rosenblatt and David Rosenblatt (31) . . . . .         5,051             5,051              -0-       -0-
Steven Rothstein and Lorie Rothstein
     TEN ENT (5). . . . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Marianne Ryan (Keogh) (31). . . . . . . . . . . . . .         5,051             5,051              -0-       -0-
Steven R. Safran (26) . . . . . . . . . . . . . . . .         6,314             6,314              -0-       -0-
Leo Schachter (43)  . . . . . . . . . . . . . . . . .        30,000 (44)       30,000 (44)         -0-       -0-
Phillip Schaefer (5)  . . . . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Leonard M. Schiller (4) . . . . . . . . . . . . . . .        25,253            25,253              -0-       -0-
Steven D. Shaffer (15). . . . . . . . . . . . . . . .           -0- (15)       10,000 (16)         -0-       -0-
Sinclaire International (45)  . . . . . . . . . . . .       100,000 (46)      100,000 (46)         -0-       -0-
Simon Sinnreich (28). . . . . . . . . . . . . . . . .        31,250 (29)       31,250 (29)         -0-       -0-
Joseph Sorbara and Patricia Sorbara JT TEN (5). . . .        12,627            12,627              -0-       -0-
Esther Stahler, as Custodian for Daniel Stahler (47).        14,706 (12)       14,706 (12)         -0-       -0-
Esther Stahler, as Custodian for Jamie Stahler (47) .        14,706 (12)       14,706 (12)         -0-       -0-
Stephen Mark Grynberg 1983 Trust (22) . . . . . . . .        37,879            37,879              -0-       -0-
Joel A. Stone (22). . . . . . . . . . . . . . . . . .        37,879            37,879              -0-       -0-
Walter J. Sullivan, III (5) . . . . . . . . . . . . .        12,627            12,627              -0-       -0-
Salvatore Trovato (4) . . . . . . . . . . . . . . . .        25,253            25,253              -0-       -0-
Jerold Weinger (4). . . . . . . . . . . . . . . . . .        25,253            25,253              -0-       -0-
Robert I. Wertheimer (31) . . . . . . . . . . . . . .         5,051             5,051              -0-       -0-
Wolcott Capital Money Purchase Plan (10). . . . . . .       119,706 (12)       14,706 (12)     105,000       1.5
Yitz Grossman Charitable Trust (48) . . . . . . . . .        58,823 (49)       58,823 (49)         -0-       -0-
Kal Zeff (4)  . . . . . . . . . . . . . . . . . . . .        25,253            25,253 (50)         -0-       -0-
----------

* Less than 1%.


                                       28

(1) Acquired the Shares so listed for the aggregate purchase price of $100,000.00.

(2)  Purchased 30,000 units for the aggregate  purchase price of $63,750.00.
     Each such unit consisted of one Share and  one-quarter  warrant to purchase our common  stock,  with one full warrant  entitling the holder to purchase one
     Share at $2.75 per Share and expiring on October 13, 2002.

(3) Includes 7,500 Shares issuable upon exercise of warrants held by this Selling Securityholder.

(4) Acquired the Shares so listed for the aggregate purchase price of $50,000.00.

(5) Acquired the Shares so listed for the aggregate purchase price of $25,000.00.

(6)  Purchased   150,000  units  for  the  aggregate   purchase   price  of
     $318,750.00. Each such unit consisted of one Share and one-quarter warrant to purchase our common stock, with one full warrant entitling the holder to purchase one Share at $2.75 per Share and expiring on October 13, 2002.

(7) Includes 37,500 Shares issuable upon exercise of warrants held by this Selling Securityholder.

(8) Purchased 12,000 units for the aggregate purchase price of $25,500.00. Each such unit consisted of one Share and one-quarter warrant to purchase our common stock, with one full warrant entitling the holder to purchase one Share at $2.75 per Share and expiring on October 13, 2002.

(9) Includes 3,000 Shares issuable upon exercise of warrants held by this Selling Securityholder.

(10) Purchased 11,765 units for the aggregate purchase price of $25,000.00.
     Each such unit consisted of one Share and one-quarter warrant to purchase our common stock, with one full warrant entitling the holder to purchase one Share at $2.75 per Share and expiring on September 14, 2002.

(11) Includes (a) 2,941 Shares issuable upon exercise of warrants held by these Selling Securityholders and (b) 105,000 shares of our common stock owned by an affiliate of Anthony Broy.

(12) Includes 2,941 Shares issuable upon exercise of warrants held by this Selling Securityholder.

(13) Represents 105,000 shares of our common stock owned by an affiliate of Anthony Broy.

(14) Acquired 27,571 Shares in payment of $75,820.18 for goods and services provided by this Selling Securityholder.

(15) Acquired warrants to purchase 10,000 Shares as an assignee of HD Brous & Co., Inc. (See note (23) below.)

(16) Does not include any of the 10,000 Shares issuable upon exercise of the warrants held by this Selling Securityholder, which 10,000 Shares are not exercisable within the next 60 days.

(17) Represents all 10,000 Shares issuable upon exercise of the warrants held by this Selling Securityholder.

(18) Acquired warrants to purchase 25,000 Shares for services rendered. These warrants are exercisable immediately, expire on October 19, 2002 and have an exercise price of $2.00 per Share.

(19) Represents (a) 25,000 Shares issuable upon exercise of the warrants held by this Selling Securityholder and (b) 260,000 shares of common stock issuable upon exercise of other warrants held by a company of which this Selling Securityholder is President and controlling stockholder.

(20) Represents all 25,000 Shares issuable upon exercise of the warrants held by this Selling Securityholder.


                                       29

(21) Represents 260,000 shares of our common stock issuable upon exercise of other warrants held by a company of which this Selling Securityholder is President and controlling stockholder.

(22) Acquired the Shares so listed for the aggregate purchase price of $75,000.00.

(23) Acquired warrants to purchase 100,000 shares pursuant to a Financial Advisory and Investment Banking Agreement, dated April 7, 1999, between us and HD Brous & Co., Inc., pursuant to which we retained Brous to provide investment banking services for a one year period. Brous has assigned warrants to purchase 10,000 Shares to each of Ira Scott Greenspan and Steven D. Schaffer. (See note (15) above.) In addition to such warrants, we are to pay Brous an aggregate $30,000 as consideration for the services to be rendered by Brous under our agreement with Brous. The warrants are exercisable at any time, in whole or part, commencing April 7, 2000 and through April 6, 2004, at an exercise price of $1.50 per share.

(24) Does not include any of the 80,000 Shares issuable upon exercise of the warrants held by this Selling Securityholder, which 80,000 Shares are not exercisable within the next 60 days.

(25) Represents all 80,000 Shares issuable upon exercise of the warrants held by this Selling Securityholder.

(26) Acquired the Shares so listed for the aggregate purchase price of $12,500.00.

(27) Acquired 9,756 Shares pursuant to a Settlement Agreement, Mutual Release and License, between us and this Selling Securityholder.

(28) Purchased 25,000 units for the aggregate purchase price of $53,125.00.
     Each such unit consisted of one Share and one-quarter warrant to purchase our common stock, with one full warrant entitling the holder to purchase one Share at $2.75 per Share and expiring on October 13, 2002.

(29) Includes 6,250 Shares issuable upon exercise of warrants held by this Selling Securityholder.

(30) Acquired 26,000 Shares in payment of $69,680.00 for goods and services provided by this Selling Securityholder.

(31) Acquired the Shares so listed for the aggregate purchase price of $10,000.00.

(32) Purchased 36,000 units for the aggregate purchase price of $76,500.00.
     Each such unit consisted of one Share and one-quarter warrant to purchase our common stock, with one full warrant entitling the holder to purchase one Share at $2.75 per Share and expiring on October 13, 2002.

(33) Includes 9,000 Shares issuable upon exercise of warrants held by this Selling Securityholder.

(34) Purchased   48,000  units  for  the  aggregate   purchase  price  of
     $102,000.00. Each such unit consisted of one Share and one-quarter warrant to purchase our common stock, with one full warrant entitling the holder to purchase one Share at $2.75 per Share and expiring on October 13, 2002.

(35) Includes 12,000 Shares issuable upon exercise of warrants held by this Selling Securityholder.

(36) Acquired the Shares so listed for the aggregate purchase price of $15,000.00.

(37) Acquired warrants to purchase 225,000 Shares pursuant to a Consulting Agreement, dated as of June 29, 1999, between us and Pentagon Investors, pursuant to which we retained Pentagon to provide consulting services for a five year period. These warrants are exercisable immediately, expire on June 28, 2004 and have an exercise price of $2.00 per Share.

(38) Represents all 225,000 Shares issuable upon exercise of the warrants owned by Pentagon.


                                       30

(39) Acquired 16,697 Shares in payment of $45,917.75 for goods and services provided by this Selling Securityholder.

(40) Purchased 23,529 units for the aggregate purchase price of $50,000.00.
     Each such unit consisted of one Share and one-quarter warrant to purchase our common stock, with one full warrant entitling the holder to purchase one Share at $2.75 per Share and expiring on September 24, 2002.

(41) Includes 5,882 Shares issuable upon exercise of warrants held by this Selling Securityholder.

(42) Acquired the Shares so listed for the aggregate purchase price of $30,000.00.

(43) Purchased 24,000 units for the aggregate purchase price of $51,000.00. Each such unit consisted of one Share and one-quarter warrant to purchase our common stock, with one full warrant entitling the holder to purchase one Share at $2.75 per Share and expiring on October 13, 2002.

(44) Includes 6,000 Shares issuable upon exercise of warrants held by this Selling Securityholder.

(45) Acquired warrants to purchase 100,000 Shares pursuant to a Consulting Agreement, dated as of October 20, 1999, between us and Sinclaire International, pursuant to which we retained Sinclaire to provide consulting services for a five year period. These warrants are exercisable immediately, expire on October 19, 2004 and have an exercise price of $2.00 per Share.

(46) Represents all 100,000 Shares issuable upon exercise of the warrants owned by this Selling Securityholder.

(47) Purchased 11,765 units for the aggregate purchase price of $25,000.00.
     Each such unit consisted of one Share and one-quarter warrant to purchase our common stock, with one full warrant entitling the holder to purchase one Share at $2.75 per Share and expiring on September 24, 2002.

(48) Purchased   47,059  units  for  the  aggregate   purchase  price  of
     $100,000.00. Each such unit consisted of one Share and one-quarter warrant to purchase our common stock, with one full warrant entitling the holder to purchase one Share at $2.75 per Share and expiring on October 13, 2002. The Trustee of this Selling Securityholder, Yitz Grossman, and a company of which he is the President and controlling stockholder, Target Capital Corp. entered into a five-year Consulting Agreement with us, effective December 17, 1998. Pursuant to this Consulting Agreement, we issued to Target Capital Corp. seven-year warrants to purchase 520,000 shares of Common Stock at $.75 per share and issued to a third party seven-year warrants to purchase 120,000 shares of Common Stock at $.75 per share. In addition, during the term of this Consulting Agreement, we are to pay Target Capital Corp. an annual fee of between $125,000 and $250,000, depending on our annual net revenues, and a fee equal to 5% of the net proceeds of any sale of our equity securities of $2,500,000 or more where the placement agent for such sale was introduced to us by Target Capital Corp. or Mr. Grossman.

(49) Includes 11,764 Shares issuable upon exercise of warrants held by this Selling Securityholder.

(50) Mr. Zeff shares the power to dispose of these  Shares with Nathan Behan.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by the Selling Securityholders for their respective own accounts. We will receive none of the proceeds from this offering. The Selling Securityholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the Shares.

     The distribution of the Shares by the Selling Securityholders is not subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Securityholders or by pledgees and donees of the

     Selling Securityholders. The Shares offered by the Selling Securityholders may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Securityholders may sell their Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the Shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Securityholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker dealers that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

Any Shares covered by the Prospectus that qualify for sale pursuant to Rule
144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The 579,101 Shares offered hereby upon the exercise of the Derivative Securities will be issuable in accordance with the terms of the Derivative Securities. Among other things, the Derivative Securities provide that, upon surrender at the Company's principal offices of a certificate evidencing any of the Derivative Securities, with the annexed form to exercise the Warrant duly executed, together with payment of the exercise price of the Derivative Securities so exercised, the registered holder of a Warrant (or assignee) will be entitled to receive a certificate for the Shares so purchased.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock currently consists of 60,000,000 shares of common stock, $.001 par value per share, 1,939,480 shares of Serial Preferred Stock, $.001 par value per share, of which 1,500 shares have been designated Class A Preferred Stock, 1,000 shares have been designated as Class C Preferred Stock and 100,000 shares have been designated Junior Participating Preferred Stock, and 60,520 shares of Class B Voting Preferred Stock, Series A, par value $.001 per share.

Common Stock

     As of the date of this prospectus, there were 7,215,431 shares of our common stock outstanding held of record by approximately 5,000 beneficial stockholders of our common stock. The common stock is currently listed on Nasdaq under the trading symbol "VIZY" and also traded on the BSE under the symbol "VZM." Holders of our common stock do not have subscription, redemption, conversion or preemptive rights. Each share of our common stock is entitled to participate pro rata in any distribution upon liquidation, subject to the rights of holders of preferred stock, and to one vote on all matters submitted to a vote of stockholders. The holders of our common stock may receive cash dividends as declared by the Board of Directors out of funds legally available therefor, subject to the rights of any holders of preferred stock.

     Holders of our common stock are entitled to elect all of our directors. Our Board of Directors consists of three classes, each of which serves for a term of three years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders of our common stock do not have cumulative voting rights, which means that the holders of more than half of the shares voting for the election of a class of directors can elect all of the directors of such class and in such event the holders of the remaining shares will not be able to elect any of such directors.

Class A 14% Cumulative Non-Convertible Redeemable Preferred Stock, Series A

     We have 1,500 shares of Class A Preferred Stock authorized for issuance. Holders of shares of Class A Preferred Stock are entitled to (a) cumulative dividends of $140 per share per annum, payable semi-annually on June 30 and December 31 of each calendar year, commencing on June 30, 1999, (b) a liquidation preference of $1,000 per share and (c) the right to elect one director in the event we fail to tender in full three consecutive semi-annual dividend payments. In addition, we have the right to redeem the Class A Preferred Stock, in part or whole, at any time, upon payment of $1,300 per share of Class A Preferred Stock plus any accrued and unpaid dividends on the Class A Preferred Stock so redeemed. We currently have no shares of Class A Preferred Stock outstanding.

Class B Voting Preferred Stock

     We have 60,520 shares of Class B Voting Preferred Stock authorized for issuance. The Class B Preferred Stock votes together with our common stock other than, pursuant to the Delaware General Corporation Law, with respect to proposals to increase the number of authorized shares of our common stock and certain other specified matters. Each share of Class B Preferred Stock entitles the holder thereof to ten votes on each matter subject to stockholder approval. Shares of Class B Preferred Stock have no right to dividends and have a liquidation preference of $.001 per share. We currently have no shares of Class B Voting Preferred Stock issued and outstanding.

Class C 11% Cumulative Non-Convertible Redeemable Preferred Stock, Series A

     We have 1,000 shares of Class C Preferred Stock authorized for issuance. Holders of shares of Class C Preferred Stock are entitled to (a) cumulative dividends of $110 per share per annum, payable semi-annually on June 30 and December 31 of each calendar year, commencing on June 30, 1999, (b) a liquidation preference of $1,000 per share and (c) the right to elect one director in the event we fail to tender in full three consecutive semi-annual dividend payments. In addition, we have the right to redeem the Class C Preferred Stock, in part or whole, at any time, upon payment of $1,000 per share of Class C Preferred Stock plus any accrued and unpaid dividends on the Class C Preferred Stock so redeemed. We currently have no shares of Class C Preferred Stock outstanding.

Junior Participating Preferred Stock

     We have 100,000 shares of Junior Participating Preferred Stock, Series A, par value $.001 per share authorized for issuance. The Junior Preferred Stock has preferential voting, dividend and liquidation rights over our common stock. On March 31, 1998, we declared a dividend distribution, payable April 30, 1998, of one Preferred Share Purchase Right on each share of our common stock.
Each Right, when exercisable, entitles the registered holder thereof to purchase from us one one-thousandth of a share of Junior Preferred Stock at a price of $1.00 per one one-thousandth of a share (subject to adjustment). The one one-thousandth of a share is intended to be the functional equivalent of one share of our common stock. The Rights will not be exercisable or transferable apart from our common stock until an Acquiring Person, as defined in the Rights Agreement, dated as of March 31, 1998, between us and American Stock Transfer & Trust Company, without the prior consent of our Board of Directors, acquires 20% or more of the voting power of our common stock or announces a tender offer that would result in 20% ownership. We are entitled to redeem the Rights, at $.001 per Right, any time before a 20% position has been acquired or in connection with certain transactions thereafter announced. Under certain circumstances, including the acquisition of 20% of our common stock, each Right not owned by a potential Acquiring Person will entitle its holder to purchase, at the Right's then-current exercise price, shares of our common stock having a market value of twice the Right's exercise price. Holders of a Right will be entitled to buy stock of an Acquiring Person at a similar discount if, after the acquisition of 20% or more of our voting power, we are involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or we sell 50% or more of our assets or earning power to another person. The Rights expire on April 20, 2008. We currently have no shares of Junior Preferred Stock outstanding.

Serial Preferred Stock

     Our Board of Directors is authorized by our Certificate of Incorporation to issue up to 1,939,480 shares of one or more series of Serial Preferred Stock, including the 1,500 authorized shares of Class A Preferred Stock, 1,000 authorized shares of Class C Preferred Stock and 100,000 authorized shares of Junior Preferred Stock. Except for the Class A Preferred Stock, Class C Preferred Stock and Junior Preferred Stock, no shares of Serial Preferred Stock have been authorized for future issuance by the Board. In addition, we have no present plans to issue any such shares, except with respect to the issuance of 100,000 shares of Junior Preferred Stock upon the occurrence, if ever, of events requiring their issuance. In the event that our Board does issue additional shares of Serial Preferred Stock, it may exercise its discretion in establishing the terms of such Serial Preferred Stock. In the exercise of such discretion, the Board may determine the voting rights, if any, of the series of Serial Preferred Stock being issued, which could include the right to vote separately or as a single class with the Common Stock and/or other series of Serial Preferred Stock; to have more or less voting power per share than that possessed by the Common Stock or other series of Serial Preferred Stock; and to vote on certain specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of Serial Preferred Stock may be entitled to receive preferential cash distributions fixed by the Board of Directors when creating the particular series thereof before the holders of the Common Stock are entitled to receive anything. Serial Preferred Stock authorized by the Board could be redeemable or convertible into shares of any other class or series of our stock

     The issuance of Serial Preferred Stock by the Board could adversely affect the rights of holders of the Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of Serial Preferred Stock could be used to discourage or prevent efforts to acquire control of us through the acquisition of shares of Common Stock.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005, telephone number: (212) 936-5100.


                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1998, and for the two years then ended, included in our Annual Report on Form 10-KSB for the year ended December 31, 1998, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, and, in part, on the report of Ernst & Young, independent auditors of the financial statements of a wholly-owned subsidiary of the Company, Serif (Europe) Limited, as of December 31, 1998 and for the two years then ended, incorporated by reference herein, given upon the authority of said firms as experts in accounting and auditing. The report of Richard A. Eisner & Company, LLP covering the December 31, 1998 consolidated financial statements also contains an emphasis paragraph discussing a federal income tax contingency.


                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for us and the Selling Securityholders by Kaufman & Moomjian, LLC, Mitchel Field, New York. Neil M. Kaufman, Esq., one of our directors and a member of Kaufman & Moomjian, LLC, owns 56,737 shares of our common stock and options to purchase 205,000 shares of our common stock. In addition, another member of Kaufman & Moomjian, LLC owns 12,500 shares of our common stock and options to purchase 25,000 shares of our common stock.

================================================================================
Prospective investors may rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy in any jurisdiction where such offer, or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these shares.


                                 --------------




                                TABLE OF CONTENTS


Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . . 2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . . . . .25
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
Price Range of Common Stock. . . . . . . . . . . . . . . . . . . . . . . . .26
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . . . . . .27
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .32
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34







================================================================================

================================================================================








                                1,938,191 SHARES












                                  VIZACOM INC.





                                 -------------
                                   PROSPECTUS
                                 -------------










                                ___________, 1999









================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee . . . . . . . . . . . . . . . . . . . . . $  1,586.45
Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . .    5,000.00 *
Accounting Fees and Expenses . . . . . . . . . . . . . . . . .    5,000.00 *
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . .   20,000.00 *
Printing and Engraving . . . . . . . . . . . . . . . . . . . .   10,000.00 *
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .    8,413.55 *
                                                               -------------
     Total . . . . . . . . . . . . . . . . . . . . . . . . . . $ 50,000.00 *
----------

*    Estimated


Item 15.  Indemnification of Directors and Officers.

     Under the provisions of the Certificate of Incorporation and By-Laws of the Registrant, each person who is or was a director or officer of Registrant shall be indemnified by the Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the Registrant, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of such person's duty to the Registrant, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to be indemnified for such expenses.

     The officers and directors of the Registrant are covered by officers' and directors' liability insurance. The policy coverage is $3,000,000, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $200,000. The Registrant has entered into Indemnification Agreements with each of its executive officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee, as defined.

Item 16.  Exhibits.

Number    Description
------    -----------
4         Specimen Common Stock Certificate.  (Incorporated by reference to
          Exhibit 4.1 to the Company's Annual Report on Form 10-KSB (Commission File Number: 1-14076), for the year ended December 31, 1997, filed with the Commission on April 15, 1998.)
5         Opinion and consent of Kaufman & Moomjian,  LLC.
23.1      Consent of Ernst & Young.
23.2      Consent of Richard A. Eisner & Company, LLP.
23.3 Consent of Kaufman & Moomjian, LLC. (Included in legal opinion filed as Exhibit 5.)
24 Powers of Attorney (set forth on the signature page of this Registration Statement on Form S-3).


Item 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
          (a) include any prospectus required by Section 10(a)(3) of the Securities Act;
          (b) reflect in the prospectus any facts or events arising
          after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
          (c) Include any material information with respect to the
          plan of  distribution  not  previously  disclosed in the  Registration
          Statement  or  any  material   change  to  such   information  in
          the Registration Statement;
     provided, however, the undertakings set forth in clauses (1)(a) and (1)(b) above shall not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

     The Registrant hereby further undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

     The Registrant hereby further undertakes that, for purposes of determining liability under the Securities Act, each of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fairfield, State of New Jersey, this 20th day of December, 1999.

                                                        VIZACOM INC.


                                        By:        /s/ Mark E. Leininger
                                            ---------------------------------
                                                     Mark E. Leininger
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on December 20, 1999 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Mark E. Leininger with full power of substitution, his/her true and lawful attorney-in-fact and agent to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which he may deem necessary or advisable to enable Vizacom Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


     /s/ Mark E. Leininger         President, Chief Executive Officer and
--------------------------------   Director (Principal Executive Officer)
       Mark E.  Leininger


     /s/ Alan W. Schoenbart        Vice President - Finance, Chief Financial
--------------------------------   Officer (Principal Accounting and Financial
      Alan W. Schoenbart           Officer)


     /s/ Marc E. Jaffe             Chairman of the Board, Secretary and Director
--------------------------------
        Marc E. Jaffe


    /s/ Norman W. Alexander        Director
--------------------------------
       Norman W. Alexander


---------------------------------  Director
        Werner G. Haase


       /s/ Neil M. Kaufman         Director
---------------------------------
        Neil M. Kaufman

                                  EXHIBIT INDEX



Number    Description
------    -----------
4         Specimen Common Stock Certificate.  (Incorporated by reference to
          Exhibit 4.1 to the Company's Annual Report on Form 10-KSB (Commission File Number: 1-14076), for the year ended December 31, 1997, filed with the Commission on April 15, 1998.)
5         Opinion and consent of Kaufman & Moomjian,  LLC.
23.1      Consent of Ernst & Young.
23.2      Consent of Richard A. Eisner & Company, LLP.
23.3 Consent of Kaufman & Moomjian, LLC. (Included in legal opinion filed as Exhibit 5.)
24 Powers of Attorney (set forth on the signature page of this Registration Statement on Form S-3).*